Exhibit 10.3

January 5, 2007

J. Daniel McCranie

[Home Address]

Dear Dan:

We arc pleased to formally extend to you an offer of employment for the position of President/CEO with Virage Logic Corporation (Virage Logic). As a member of our G&A group in the Finance Department, located in Fremont, CA, you will report to Board of Directors.

To compensate you for your efforts in this position, you will receive a compensation package including eligibility for base salary and a comprehensive benefits plan.

Your base salary will be $25,000 per month (equivalent to $300,000 per annum), subject to standard payroll deductions and withholdings. This position is classified as Exempt.

Starting this year Virage Logic will be conducting two companywide shutdowns each year, one in the winter and one in the summer as part of our corporate calendar.

With regard to benefits, you will receive all the employment benefits available to full time, regular exempt employees of Virage Logic. These benefits include a 401(k) plan; medical, dental, vision and life insurance plans. In addition, you will be eligible to accrual of fifteen days paid time off during the year and 10 paid holidays per year.

In accordance with the Immigration Reform & Control Act of 1986, employment in the United States is conditional upon proof of eligibility to legally work in the United States. On your first day of employment, you will need to provide us with this proof. If you do not have these documents, please contact me prior to your first day of employment.

As an employee of Virage Logic you will have access to confidential information and you may, during the course of your employment, develop information or inventions that will be the property of Virage Logic. To protect the interests of Virage Logic, you will be required to sign the Company’s Employment Invention and Confidential Information Agreement as a condition of your starting employment We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to your former employer.

This offer letter is an offer of employment and is not intended and shall not be constructed as a contract proposal or contract of employment.

Your employment with Virage Logic is voluntarily entered into and you are free to resign at any time. Similarly, Virage Logic is free to conclude an employment relationship where it believes it is in its interest at any time and for any reason and for no cause. While we hope our relationship will be mutually beneficial, it should be recognized that neither you, nor we have entered into any contract of employment expressed or implied. Our relationship is and always will be one of voluntary employment “at will.”

J. Daniel McCranie

January 5, 2007

This written offer constitutes all conditions and agreements made on behalf of Virage Logic and supersedes any previous verbal or written commitments by the Company. No representative other than me has any authority to alter or add to any of the terms and conditions herein.

This written offer is also contingent upon completion of your background check with acceptable results and your signing the company Employment Invention and Confidential Information and Code of Conduct agreements. This background check is a standard verification of criminal history, education and former employers. In some positions, a credit and driver’s license check will also be conducted

Please contact me to indicate your response to this offer. Upon your acceptance please sign and return the original while retaining the copy of this offer for your records. You may send your signed copy to our confidential fax number: 510-743-8179 and return the original on your first day of employment. I have also enclosed an Employment Invention and Confidential Information Agreement and Code of Conduct. This employment offer expires on January 5, 2007, at 5:00 pm PST.

Dan, we are excited about the opportunity to have you join Virage Logic and are certainly looking forward to your positive response.

Regards,

/s/ Michael Hackworth
Michael Hackworth
Chairman, Compensation Committee

Accepted:	/s/ Dan McCranie	Date:	1/7/07
Dan McCranie

Anticipated Start Date: